Execution Copy









                  AGREEMENT AND PLAN OF MERGER



                   Dated as of March 10, 1999



                              Among

                 INTERNATIONAL GAME TECHNOLOGY,



                            SAC, INC.



                               And



                       SODAK GAMING, INC.

                        TABLE OF CONTENTS

                                                             Page
                            ARTICLE I
                           THE MERGER

SECTION 1.1    The Merger                                      1
SECTION 1.2    Closing                                         2
SECTION 1.3    Effective Time                                  2
SECTION 1.4    Effects of the Merger                           2
SECTION 1.5    Articles of Incorporation and By-laws           2
SECTION 1.6    Directors                                       2
SECTION 1.7    Officers                                        2
SECTION 1.8    Additional Actions                              2

                           ARTICLE II
  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
             CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1    Effect on Capital Stock                         3
SECTION 2.2    Exchange of Certificates                        4
SECTION 2.3    No Liability                                    5
SECTION 2.4    Dissenters' Rights                              5

                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES

SECTION 3.1    Representations and Warranties of the Company   6
SECTION 3.2    Representations and Warranties of Parent
               and Sub                                        18

                           ARTICLE IV
            COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1    Conduct of Business                            21
SECTION 4.2    No Inconsistent Activities                     24

                            ARTICLE V
                      ADDITIONAL AGREEMENTS

SECTION 5.1    Preparation of the Proxy Statement;
               Stockholders' Meeting                          25
SECTION 5.2    Access to Information; Confidentiality         25
SECTION 5.3    Reasonable Efforts; Notification               26
SECTION 5.4    Gaming Approvals                               27
SECTION 5.5    Stock Options; Employee Benefits               30

SECTION 5.6    Takeover Statutes; Inconsistent Actions        32
SECTION 5.7    Indemnification, Exculpation and Insurance     32
SECTION 5.8    Letters of Accountants                         34
SECTION 5.9    Fees and Expenses                              34
SECTION 5.10   Public Announcements                           34

                           ARTICLE VI
                      CONDITIONS PRECEDENT

SECTION 6.1    Conditions to Each Party's Obligations to Effect
     the Merger                                               34
SECTION 6.2    Additional Conditions to Obligations of Parent and
     Sub       35
SECTION 6.3    Additional Conditions to Obligations of the
     Company   36

                           ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1    Termination                                    37
SECTION 7.2    Effect of Termination                          38
SECTION 7.3    Amendment                                      38
SECTION 7.4    Extension; Waiver                              39
SECTION 7.5    Termination Fee                                39
SECTION 7.6    Procedure for Termination, Amendment, Extension
               or Waiver                                      40

                          ARTICLE VIII
                       GENERAL PROVISIONS

SECTION 8.1    Nonsurvival of Representations and Warranties  40
SECTION 8.2    Notices                                        40
SECTION 8.3    Definitions                                    41
SECTION 8.4    Interpretation                                 42
SECTION 8.5    Counterparts                                   42
SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries 42
SECTION 8.7    Governing Law                                  42
SECTION 8.8    Assignment                                     42
SECTION 8.9    Enforcement                                    42

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 10, 1999, among International Game Technology, a Nevada corporation ("Parent"), SAC, Inc., a South Dakota corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Sodak Gaming, Inc., a South Dakota corporation (the "Company").

                           BACKGROUND

     A. The respective Boards of Directors of Parent, Sub and the Company have determined that it is advisable and in the best interest of their respective stockholders for Sub to merge with and into the Company (the "Merger") and have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the South Dakota Business Corporation Act (the "SDBCA"), whereby each issued and outstanding share of common stock of the Company, $.001 par value per share (the "Company Common Stock"), other than shares to be cancelled in accordance with Section 2.1(b), will be converted into the right to receive $10.00 in cash (the "Merger Consideration").

     B. The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock
(the "Stockholder Approval").

     C. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Parent's and Sub's willingness to enter into this Agreement, Harrah's Operating Company, Inc., Michael G. Wordeman, Thomas Celani and Roland W. Gentner, the significant stockholders of the Company (the "Significant Stockholders"), have each entered into an Irrevocable Proxy and Voting Agreement (collectively, the "Voting Agreement") with Parent dated as of the date of this Agreement substantially in the form of Exhibit A attached hereto, pursuant to which each Significant Stockholder has agreed, among other things, to vote all voting securities of the Company beneficially owned by such Significant Stockholder or for which such Significant Stockholder exercises voting power pursuant to an irrevocable proxy in favor of approval and adoption of this Agreement and the Merger.

                            AGREEMENT

     In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                            ARTICLE I
                           THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the SDBCA, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the
Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the SDBCA.

     SECTION 1.2 Closing. The closing of the Merger will take place at 2:00 p.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of O'Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, San Francisco, California, unless another time, date or place is agreed to by the parties hereto; provided that in no event shall the Closing Date occur on or before May 24, 1999, unless agreed to by Parent.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall prepare, execute, acknowledge and file with the Secretary of State of South Dakota articles of merger in such form as is required by the relevant provisions of the SDBCA and shall make all other filings or recordings required under the SDBCA. The Merger shall become effective at such time as such filing or filings are made with the Secretary of State of the State of South Dakota, or at such other time as Sub and the Company shall agree should be specified in such filings (the date and time of such effectiveness, being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in 47-6-9 of the SDBCA and all other effects specified in the applicable provisions of the SDBCA.

     SECTION 1.5 Articles of Incorporation and By-laws. At the Effective Time, the articles of incorporation and by-laws of Surviving Corporation shall be amended to be identical to the articles of incorporation and by-laws, respectively, of Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be changed to a name designated by Parent).

     SECTION 1.6 Directors. The directors of Sub at the Effective Time shall continue as the directors of the Surviving
Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their death, resignation or removal.

     SECTION 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                           ARTICLE II
        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
       CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any shares of Company
Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective
Time shall be converted into one (or such other number as may be specified by Parent at any time prior to the Closing) fully paid and nonassessable share of common stock of the Surviving Corporation, which shall be owned by Parent.

(b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.
     (c)  Conversion of Common Stock.

          (i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time
(other than shares of Company Common Stock (A) owned by the Company or any subsidiary of the Company, or Parent, Sub or any other subsidiary of Parent or (B) held by stockholders
("Dissenting Stockholders") duly exercising appraisal rights pursuant to Sections 47-6-23 and 47-6-48 of the SDBCA
("Dissenting Shares" and, collectively with the shares of Company
Common Stock owned by the Company or any subsidiary of the Company or Parent, Sub or any other subsidiary of Parent, the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the Merger Consideration.

(ii) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive cash upon surrender of such certificates in accordance with Section 2.2 or the right, if any, to require the Surviving Corporation to purchase such shares of Company Common Stock for their "fair value" as determined in accordance with Section 47-6-46 of the SDBCA. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law.

     SECTION 2.2    Exchange of Certificates.

     (a) Promptly after the Effective Time, the Exchange Agent (as defined below) shall mail to each holder of record of Company
Common Stock immediately prior to the Effective Time (other than Excluded Shares) (i) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Company certificates representing shares of the Company Common Stock (the
"Certificates") shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

     (b) At the Effective Time, Parent shall make available, or cause to be made available to the party specified by Parent and reasonably acceptable to the Company as the exchange agent (the "Exchange Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 2.1(c)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective
Time who are to receive the Merger Consideration. Any interest, dividends, or other income earned on the investment of cash deposited by Parent with the Exchange Agent in accordance with this Section 2.2(b) shall be for the account of and payable to Parent.

     (c) Upon surrender to the Exchange Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and Parent shall promptly cause to be delivered to such holder a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings. The Certificates surrendered pursuant to this Section 2.2(c) shall forthwith be cancelled. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon (1) receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and an indemnity (each in form and substance reasonably satisfactory to Parent), and (2) if required by Parent, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

     (d) No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Parent, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent or the Exchange Agent that such tax has been paid or is not payable. One year following the Effective Time, Parent shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of Certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to cash payable upon due surrender of their Certificates.

     (e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid or issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantee or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

     (f) The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company.

     SECTION 2.3 No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any cash otherwise payable to such holder of shares of Company Common Stock delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.4 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder's shares for their "fair value", as provided in Chapter 47-6-46 of the SDBCA, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting
Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such stockholder shall thereupon be entitled to be surrendered in exchange for the Merger Consideration as provided by Sections 2.1 and 2.2 hereof.

                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Corporate Power. The Company is and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 8.3) on the Company. The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws and the articles of incorporation and by-laws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement.

     (b) Subsidiaries and Other Equity Interests. Section 3.1(b) of the disclosure schedule delivered by the Company to Parent prior to execution of this Agreement (the "Company Disclosure
Schedule"), contains a list of each subsidiary of the Company and its jurisdiction of incorporation or organization. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned as set forth in Section 3.1(b) of the Company
Disclosure Schedule, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited partnership, limited liability company, joint venture or other entity.

     (c) Capital Structure. The authorized capital stock of the Company consists of as of the date hereof, and will consist of as of the Effective Time, 75,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"). The rights, privileges and preferences of the Company Common Stock and Company Preferred Stock are as stated in the Company's Amended and Restated Articles of Incorporation. As of the close of business on March 10, 1999, (i) 22,789,908 shares of the Company Common Stock and no shares of the Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, and (iii) 894,378 shares of Company Common Stock were reserved for issuance upon exercise of the Stock Options (as hereinafter defined). All issued and outstanding shares of Company Common Stock are, and all shares which may be issued upon the exercise of Stock Options will be, duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive rights. To the Knowledge (as defined in Section 8.3) of the Company, there are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any voting shares of capital stock of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the stockholders of the Company may vote. Except as set forth above and except as set forth in
Section 3.1(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or which otherwise relate to the registration of any securities of the Company.

     (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval of this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or by-laws of the

Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any contract for the provision of any form of gaming services or products between the Company or any of its subsidiaries and any third party, any loan or credit agreement, note, bond, mortgage, indenture, lease, joint venture or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming) applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate would not (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including, without limitation, the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Specified Agencies") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in
Section 5.1) and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the articles of merger with the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iv) the approval by (A) the South Dakota Commission on Gaming and South Dakota Lottery Commission and (B) other gaming regulatory bodies in jurisdictions where the Company or its subsidiaries are engaged in business and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. Neither the Company nor any subsidiary of the Company nor, to the Knowledge of the Company, any director or officer of the Company or of any subsidiary of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws (as defined in Section 3.1(o)) is being or may be revoked or suspended other than such claims, demands, notices, complaints, court orders or administrative orders which would not have a Material Adverse Effect on the Company.

     (e) SEC Documents; Financial Statements. Since January 1, 1997, the Company has timely filed with the SEC all required reports and forms and other documents (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles
(except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and publicly available and as set forth in Section 3.1(e) of the Company Disclosure Schedule and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting (as defined in Section 5.1(d)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available, since December 31, 1997 and except as set forth in Section 3.1(g) of the Company Disclosure Schedule, the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any Material Adverse Change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of (A) any increase in compensation or (B) any right to participate in (by way of bonus or otherwise) the profits of the Company or any of its subsidiaries, except, in each case, in the ordinary course of business consistent with prior practice or as was required under employment agreements or salary or wage policies in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.1(g) of the Company Disclosure Schedule), (v) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date of this Agreement and publicly available,
(vi) any entry into, or renewal or modification, by the Company or any of its subsidiaries, of any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its subsidiaries, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material Adverse Effect on the Company,
(viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, or (ix) any other action taken since September 30, 1998 by the Company or any of its subsidiaries which, if Section
4.1(a) had then been in effect, would have been prohibited by such Section if taken without Parent's consent (and no agreement, understanding, obligation or commitment to take any such action exists).

     (h) Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available and except as set forth in Section 3.1(h) of the Company Disclosure Schedule, there is no suit, action, investigation, audit or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries that would (i) have a Material Adverse Effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or
(iii) prevent or delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i), (ii) or
(iii).

     (i) Brokers. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder, other than Salomon Smith Barney Inc., or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees (other than financial advisory fees paid to Salomon Smith Barney Inc.), and no broker or finder has acted directly or indirectly for the Company or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby. A true, correct and complete copy of the Company's definitive engagement letter with Salomon Smith Barney Inc. has been delivered to Parent.

     (j) Voting Requirements. The Board of Directors of the Company at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; and
(iii) recommended approval of this Agreement and the Merger by the holders of Company Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders.
The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

     (k) Title to Properties. The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets except where such failure would not have a Material Adverse Effect on the Company.

          The Company or Gamblers Supply Management Company ("GSMC") has good and marketable title to the Miss Marquette riverboat casino, together with all related shore-based facilities, including, without limitation, the barge, the motel, the enclosed walkway, the parking lot, the restaurant, the administrative offices and other entertainment facilities (collectively, the "Riverboat Complex") free and clear of any Liens other than those set forth in Section 3.1(k) of the Company Disclosure Schedule. The Company or GSMC has all licenses, approvals, rights of way, easements, privileges, permits and certificates from all governmental or quasi-governmental authorities (including without limitation from the United States Coast Guard) necessary to own and operate the Riverboat Complex as it is currently being operated. The Riverboat Complex is not in violation in any material respect of any applicable zoning ordinance, building code, use or occupancy restrictions, or health and safety codes. The Riverboat Complex is in good operating condition subject to ordinary wear and tear, and the plumbing, electrical, heating, ventilation, air conditioning, and other mechanical systems on the Riverboat Complex are in good working order and have been maintained in accordance with good commercial maintenance practice. Except as set forth in
Section 3.1(k) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no material physical, mechanical or structural defects in the Riverboat Complex, and there are no material repairs which need to be made to the Riverboat Complex which have not been made. The financial information delivered by the Company to Parent with respect to the operation of the Riverboat Complex (including without limitation the EBITDA (earnings before interest, taxes, depreciation and amortization)) from the Riverboat Complex for the last two fiscal years, is true and correct in all material respects.

     (l) ERISA Compliance. Except as set forth in Section 3.1(l) of the Company Disclosure Schedule,

          (i) The Company has delivered to, or made available for review by, Parent true, complete and correct copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other collective bargaining agreements or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plans, arrangements or understandings (whether or not legally binding) (collectively, "Benefit Plans") currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code (each a "Commonly Controlled Entity"), including all employment, termination, severance or other contracts for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to, or made available for review by, Parent true, complete and correct copies of (A) the most recent annual report on Form 5500 filed with the Internal Revenue Service ("IRS") with respect to each of its Benefit Plans (if any such report was required), (B) the most recently prepared actuarial report for each such Benefit Plan, (C) the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, (D) the most recently received IRS determination letter for each such Benefit Plan and (E) each trust agreement and group annuity contract relating to any such Benefit Plan.

     (ii) Each of the Company's and its subsidiaries' Benefit Plans has been administered in all material respects in accordance with its terms. The Company, each of its subsidiaries and all such Benefit Plans are in compliance in all material respects with applicable provisions of ERISA and the Code.

     (iii) All of the Company's and its subsidiaries' Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified under Section 401(a) of the Code and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (iv) No Pension Plan that the Company or any of its subsidiaries maintains is subject to Title IV of ERISA. No Pension Plan to which the Company or any of its subsidiaries contributes or is required to contribute is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (v) None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Company's or its subsidiaries' Benefit Plans which are subject to ERISA, including, without limitation, its Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that will subject the Company, or any of its subsidiaries or any officer of the Company or any of its subsidiaries, to tax or penalty under ERISA, the Code or other applicable law that is material to the business of the Company and that has not been corrected. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

     (vi) Except as expressly set forth in this Agreement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or any subsidiary of the Company or the beneficiary or dependent of any such employee or former employee.

     (vii) With respect to any of the Company's or any of its subsidiaries' Benefit Plans that is an employee welfare benefit plan, (A) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time.
(viii) No Commonly Controlled Entity has incurred any material liability to a Pension Plan of the Company or any of its subsidiaries (other than for contributions not yet due).

     (m)  Taxes.

          (i) Each of the Company and its subsidiaries has timely filed all federal, state, local and foreign tax returns, declarations, estimates, information returns, statements and reports
(collectively, "Returns") required to be filed by it through the date hereof and shall timely file all such Returns required to be filed on or before the Effective Time. All such Returns are and will be true, complete and correct in all material respects. The
Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on such subsidiary's behalf) all material taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement and publicly available. There are no material liens for taxes upon the assets of the Company or any subsidiary except liens for taxes not yet due.

          (ii) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, would have a Material Adverse Effect upon the Company. No requests for waivers of the time to assess any taxes are pending. No power of attorney has been granted by the Company or any of its subsidiaries with respect to taxes which is currently in force. None of the Company and its Subsidiaries has waived any statute of limitations in respect of federal or state income taxes or agreed to any extension of time with respect to a tax assessment or deficiency, except as set forth in Section
3.1(m) of the Company Disclosure Schedule, no Returns in respect of federal or state income taxes for any taxable years are being examined by the Internal Revenue Service or by any applicable state tax authority; no material deficiency for any taxes has been proposed, asserted or assessed by any taxing authority against the Company or its subsidiaries, which has not been resolved or paid in full, other than such deficiency which is being contested in good faith or is set forth in Section 3.1(m) of the Company Disclosure Schedule. Except as set forth in
Section 3.1(m) of the Company Disclosure Schedule, neither the
Company nor any of its subsidiaries has made any election under
Section 341(f) of the Code.

          (iii) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. As used in this Section 3.1(m) only and without impact on the term "material" as used elsewhere in the Agreement, "material" means amounts in excess of $75,000. Notwithstanding the definition of "subsidiary" set forth in Section 8.3 of this Agreement, for the purposes of this Section 3.1(m), references to the Company and each of its subsidiaries shall include former subsidiaries of the Company for the periods during which any such corporations were included in the consolidated federal income tax return of the Company.

          (iv) The Company and each subsidiary has established (and until the Effective Time will establish) on its respective books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all taxes not yet due and payable, except where failure to establish reserves would not reasonably be expected to be material.

          (v) Except as set forth in Section 3.1(m) of the Company Disclosure Schedule, the Company is not a party to any tax-sharing or allocation agreement, nor does the Company owe any amount under any tax-sharing or allocation agreement, and any entity that is disposed of in connection with the disposition of the Riverboat Complex shall not have any binding contractual rights or obligations pursuant to any tax-sharing or similar arrangement.

          (vi) The Company and its subsidiaries has complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

          (vii) The Company and its subsidiaries has never been (or has any liability for unpaid taxes because it once was) a member of an "affiliated group" (within the meaning of Section 1502 of the Code) during any part of any consolidated return year within any part of which year any corporation other than the Company or its current subsidiaries was also a member of such affiliated group.

     (n)  No Excess Parachute Payments.  Except as set forth in
Section 3.1(n) of the Company Disclosure Schedule, no amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement or other compensation arrangement of the Company or Benefit Plan currently in effect or in effect as of the Closing Date is reasonably expected to be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (o)  Compliance with Applicable Laws.

          (i) Each of the Company and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default would not have a Material Adverse Effect on the Company. The Company does not have any reason to believe any Governmental Entity is considering limiting, suspending or revoking any of the Company's or its subsidiaries' Permits. Except as disclosed in the Company SEC
Documents filed prior to the date of this Agreement and publicly available, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which would not have a Material Adverse Effect on the Company.

          (ii) The Company and each of its subsidiaries are, and each of their respective directors, officers, and persons performing management functions similar to officers are, in compliance with all applicable Gaming Laws, except for any immaterial events of non-compliance, which have been corrected prior to the Closing
Date to the satisfaction of the applicable Governmental Entity.
The term "Gaming Laws" means any Federal, state, local, tribal or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the Company or the Parent, as the case may be, or any of their respective subsidiaries.

     (p)  Environmental.

          (i) The Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance with all applicable
Environmental Laws, except for noncompliance which would not have a Material Adverse Effect on the Company. The term
"Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to:
(A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (C) protection of the environment; or (D) employee health and safety.

          (ii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the best Knowledge of the Company, any surrounding site, except in each case for those which would not have a Material Adverse Effect on the Company. The Company has not shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability, except for such liabilities which would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which would not have a Material Adverse Effect on the Company.
The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49
U.S.C.  1801 et seq., the Resource Conservation and Recovery
Act, 42 U.S.C.  6901 et seq., the Comprehensive Environmental
Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq. and the Clean
Air Act, 42 U.S.C. 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs in excess of 50 ppm.

     (q) Contracts; Debt Instruments. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or set forth in Section 3.1(q) of the Company Disclosure
Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have a Material Adverse Effect on the Company.

         The Louisiana Joint Venture Agreements (as defined in 5.4(a)(iii) hereof) constitute all of the agreements pertaining to the joint venture described therein (the "Joint Venture") to which the Company or any of its subsidiaries is a party, and true and complete copies of the Louisiana Joint Venture Agreements, and all amendments thereto, have been delivered to Parent.
Except for the performance of its express duties, undertakings and obligations under the Louisiana Joint Venture Agreements and any duties implied under Louisiana law, neither the Company nor any subsidiary has any obligations, contingent or otherwise, with respect to the Joint Venture. Neither the Company nor any subsidiary has any obligation to make any loans or capital contributions to the Joint Venture.

          Section 3.1(g) of the Company Disclosure Schedule sets forth all of the employment, consulting, severance or termination agreements of the Company with any officer, director or employee of the Company or any of its subsidiaries.

     (r)  Intellectual Property.

          (i) Except as would not have a Material Adverse Effect on the Company, (A) the Company and each of its subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual
Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (B) no claims are pending or, to the Knowledge of the Company, threatened, that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, and (C) to the Knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries.

          (ii) For purposes of this Agreement, "Intellectual Property" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

     (s) Insider Interests. Except as set forth in Section 3.1(s) of the Company Disclosure Schedule, to the Knowledge of the Company, no stockholder, officer, director, employee or agent of the Company or any of its subsidiaries or any affiliate of any officer or director of the Company or any of its subsidiaries (as the term "affiliate" is defined in Rule 12b-2 under the Exchange
Act), (i) has any interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of the Company or any subsidiary of the Company (other than as an owner of outstanding securities of the Company), or
(ii) is indebted or otherwise obligated to the Company in an amount in excess of $50,000, individually, or, for all such persons, $250,000 in the aggregate. The Company is not indebted or otherwise obligated to any such person, except for amounts not in excess of $50,000 or amounts due under normal arrangements applicable to directors, officers or employees generally as to salary or fees or reimbursement of ordinary business expenses not unusual in amount or significance. As of the date hereof, to the Knowledge of the Company there are no material losses, claims, damages, costs, expenses, liabilities or judgments which would entitle any director, officer or employee of the Company or any of its subsidiaries to indemnification by the Company or its subsidiaries under applicable law, the articles of incorporation or bylaws of the Company or any of its subsidiaries or any insurance policy maintained by the Company or any of its subsidiaries. Section 3.1(s) of the Company Disclosure Schedule sets forth all outstanding loans to stockholders, officers, directors, employees or agents of the Company or any of its subsidiaries or any affiliate of any officer or director of the Company or any of its subsidiaries, and all such loans are payable on demand.

     (t) Noncompetition. Except as set forth in Section 3.1(t) of the Company Disclosure Schedule, the Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any non-competition or similar restriction on their respective businesses.
(u) Fairness Opinion. The Company has received an opinion from Salomon Smith Barney Inc. to the effect that the Merger Consideration is, as of the date of this Agreement, fair from a financial point of view to the stockholders of the Company, and copies of such opinion shall be delivered to Parent when available.

     (v) Non-competition Agreements. Each of Michael G. Wordeman and Roland W. Gentner has entered into a non-competition agreement dated the date hereof with the Company and Parent (together, the "Non-Competition Agreements"), and copies of such executed agreements have been delivered to Parent.

     (w) Employment Agreements. Each of Roland W. Gentner and those employees of the Company identified in a letter provided by Parent to the Company on the date hereof has entered into an employment agreement dated the date hereof with the Company
(collectively, the "Employment Agreements"), and copies of such executed agreements have been delivered to Parent.

     SECTION 3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Parent is and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on Parent. Parent has delivered to the Company complete and correct copies of its articles of incorporation and by-laws and the articles of incorporation and by-laws or other organizational documents of its subsidiaries of Sub, in each case as amended to the date of this Agreement.

     (b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company, this

Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

     Except as set forth in Section 3.2(b) of the disclosure schedule delivered by Parent and Sub to the Company (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the articles of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, or material lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (including, without limitation, those of the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming) applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts violations, defaults or rights that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent,
(y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement or
(z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the articles of merger with the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) the approval by (A) the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, (B) South Dakota Commission on Gaming and South Dakota Lottery Commission, (C) the National Indian Gaming Commission under the Indian Gaming Regulatory Act of 1988 and the rules and regulations promulgated thereunder, and (D) other gaming regulatory bodies in jurisdiction where Parent or its subsidiaries are engaged in business (including, without limitation, the State of Mississippi) and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have a Material Adverse Effect on Parent, impair in any respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this

Agreement. Neither Parent nor any subsidiary of Parent nor, to the Knowledge of Parent, any director or officer of Parent or of any subsidiary of Parent has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws (as defined in Section 3.1(o)) is being or may be revoked or suspended other than such claims, demands, notices, complaints, court orders or administrative orders which would not have a Material Adverse Effect on Parent.

     (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (d) Brokers. Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.

     (e) Voting Requirements. The Board of Directors of Parent at a meeting duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders; and (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement. No vote of the holders of any class or series of the Parent's capital stock is necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement.

     (f) Compliance with Gaming Laws. Parent and each of its subsidiaries, and each of their respective directors, officers, and persons performing management functions similar to officers, are in compliance with all applicable Gaming Laws, except for any immaterial events of non-compliance, which have been corrected prior to the Closing Date to the satisfaction of the applicable Governmental Entity.

     (g)  Interim Operations of Sub.

          (i) Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (ii) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                           ARTICLE IV
            COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1    Conduct of Business.

     (a) Conduct of Business by the Company. Except as expressly set forth in this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or as consented to in writing by Parent during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or as consented to in writing by Parent between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) (A) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than pursuant to the Stock
Purchase Plan (as defined in Section 5.5);

          (ii) other than the issuance of Company Common Stock upon the exercise of the stock options to purchase shares of Company
Common Stock outstanding on the date of this Agreement (each a "Stock Option" and collectively the "Stock Options") in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend, waive or otherwise modify the terms of any such rights, warrants or options or (C) accelerate the vesting of any of the Stock
Options, except pursuant to the terms thereof as in effect on the date hereof;

          (iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

          (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets with a fair market value in excess of $75,000 in the aggregate, except purchases of inventory, fixtures, furniture, supplies, vehicles and equipment in the ordinary course of business consistent with past practice;

          (v) commence or undertake or agree to commence the operation or development of a casino or other gaming operations of any nature
(other than (A) the existing gaming operations of the Company, which includes obligations under the Louisiana Joint Venture
Agreements (as hereinafter defined), provided that the Company shall not make or commit to make any loans, advances or capital contributions to, or investments in, the Joint Venture or Sodak
Louisiana L.L.C. ("Sodak LA") without the written consent of Parent, and (B) additional wide area progressive systems);
(vi) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

          (vii) (A) incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to the Company or any direct or indirect wholly owned subsidiary of the Company,
(2) loans or advances to employees of the Company or any of its subsidiaries for travel or business expenses in the ordinary course of business or (3) loans or advances to operators of casinos or gaming operations to finance the purchase of furniture, fixtures and equipment in the ordinary course of business consistent with past practice, provided such loans or advances do not exceed the fair market value of such furniture, fixtures and equipment;

          (viii) make or agree to make any new capital expenditures other than those consistent with the budget set forth in Section
4.1(a) of the Company Disclosure Schedule;

          (ix) make or rescind any express or deemed election relating to material taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1998, except as may be required by applicable law;

          (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

          (xi) (A) increase the rate of compensation payable or to become payable generally to any of the Company's or any of its subsidiaries' directors, officers or employees other than usual and customary increases to employees who are not officers, (B) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit not provided for by any existing Pension Plan, Benefit
Plan or employment agreement described in the Company SEC
Documents filed prior to the date of this Agreement and publicly available, (C) establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including the Stock Option Plans or other Benefit Plan, (D) enter into any severance or employment agreement with or for the benefit of any person, or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

          (xii) except in the ordinary course of business consistent with past practice, modify, or amend in any material respect, or renew, fail to renew or terminate, any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims;

          (xiii) change fiscal years;

          (xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

          (xv) enter into any collective bargaining agreement;

          (xvi) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates other than pursuant to such agreements existing on the date hereof and disclosed on the Company Disclosure Schedule;

          (xvii) amend, modify or waive in any manner any of the provisions of any of the Non-Competition Agreements or Employment
Agreements; or

          (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

     SECTION 4.2    No Inconsistent Activities.

     (a) In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and in light of the Company's representations contained in Section 3.1(u), the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing in this Section 4.2 shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, another person in connection with an unsolicited bona fide Takeover Proposal by such person, if and only to the extent that
(i) such person has made a proposal to the Board of Directors of the Company to consummate a Takeover Proposal, which proposal identifies a price or range of values to be paid for the outstanding securities or all or substantially all of the assets of the Company, (ii) the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such proposal would, if so completed, result in a transaction that would provide greater value to the holders of Company Common Stock than the Merger (a "Superior Proposal") and that the party making the proposal has demonstrated that the funds necessary for its proposal are reasonably likely to be available, (iii) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law, and (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person an executed confidentiality agreement in form and substance similar to the Confidentiality Agreement dated March 13, 1998 (the "Confidentiality Agreement") between the Company and Parent.

     (b) The Company shall notify Parent orally and in writing of any inquiries, offers or proposals with respect to a Takeover
Proposal (including without limitation the terms and conditions of such proposal, the identity of the person or entity making it and all other information reasonably requested by Parent), within 24 hours of the receipt thereof by an officer or director of the Company or any advisor to the Company, shall keep Parent informed of the status and details of any such inquiry, offer or proposal and answer Parent's questions with respect thereto. For purposes of this Agreement, "Takeover Proposal" means any proposal
(whether or not in writing and whether or not delivered to the Company's stockholders generally) for a merger, consolidation, purchase of assets, tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.
Neither the Company nor any of its subsidiaries shall directly or indirectly, release any third party from any confidentiality agreement, except in connection with a Superior Proposal if the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that such release of any third party is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law.
Nothing contained herein shall prohibit the Company from disclosing to its stockholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer.


                            ARTICLE V
                      ADDITIONAL AGREEMENTS

     SECTION 5.1    Preparation of the Proxy Statement; Stockholders'
Meeting.

     (a) As soon as practicable following the date of this Agreement, the Company shall call and hold a meeting of its stockholders
(the "Company Stockholders' Meeting"), for the purpose of obtaining the Stockholder Approval. Subject to the fiduciary duties of its Board of Directors, the Company shall use its best efforts to solicit from its stockholders proxies, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law or otherwise to obtain the Stockholder Approval, and through its Board of Directors, shall recommend to its stockholders the obtaining of the Stockholder Approval. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company's
Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"). Parent shall furnish all information concerning itself to the Company as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. As soon as reasonably practicable after clearance from the SEC, the Company shall mail the Proxy Statement to its stockholders. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without prior consultation with Parent and its counsel.

     (b) Parent agrees promptly to advise the Company if at any time prior to the Company Stockholders' Meeting (as defined above) any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission.

     SECTION 5.2 Access to Information; Confidentiality. The Company shall, and shall cause its subsidiaries to, afford Parent, and the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement.

     SECTION 5.3    Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Sub agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary applications, registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties and (iii) taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (v) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all commercially reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby,
(vi) the using of all commercially reasonable efforts to fulfill all conditions to the obligations of Parent (including obtaining any financing necessary to consummate the Merger), Sub or the Company pursuant to this Agreement, and (vii) the using of all commercially reasonable efforts to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that Parent shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, license, consent, approval or exemption is reasonably likely to be materially burdensome to Parent and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen to have, a Material Adverse Effect on the Company; provided, however, that no such notification shall (A) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.4    Gaming Approvals.

     (a)  Gaming Approvals.

          (i) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, qualifications, consents, waivers, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are necessary in connection with the consummation of the transactions contemplated by this Agreement (whether required to be made or obtained prior to or after the Effective Time) (all of the foregoing, collectively
"Gaming Approvals") and to comply with the terms and conditions of all such Gaming Approvals. Each of the Company and Parent shall use all commercially reasonable efforts to, and to cause their respective officers, directors and affiliates to, file within thirty days after the date hereof, and in all events shall file within sixty days after the date hereof, all required initial applications and documents in connection with obtaining the Gaming Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent as the case may be, and any of their respective subsidiaries, directors, officers and stockholders, which appear in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. The
Company and Parent agree to promptly advise each other upon receiving any communication from any Governmental Entity which causes such party to believe that there is a reasonable likelihood that any Gaming Approval required from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

          (ii) Promptly following the execution of this Agreement, the Company shall use its commercially reasonable efforts to cause the sale of the Riverboat Complex for cash in a stock or asset sale transaction (including a transaction where the riverboat is first contributed to GSMC and the stock of GSMC is sold), such disposition to (i) include the termination of, or the assignment and assumption by the purchaser of the Riverboat Complex of, any leases (including, without limitation, leases relating to furniture, fixtures and equipment used thereon) or any guaranties thereof or other agreements relating to the Riverboat Complex or its operation, (ii) be effected for a price (including but not limited to provisions relating to the allocation of the purchase price among the assets sold) satisfactory to Parent and (iii) be made in a manner, to the extent possible, that is, after consultation with Parent, tax efficient. Notwithstanding the foregoing, if the Company presents to Parent a proposed sale of the Riverboat Complex, Parent shall, within five business days thereof, either (i) subject to Parent having obtained, or representing to the Company that it has been advised by the applicable Governmental Entity that it is likely to receive within thirty (30) days or less, all Gaming Approvals required to acquire the Riverboat Complex, give notice to the Company that it is withholding its approval of such sale and in such event the condition specified in Section 6.2(f) hereof and Parent's right to approve the price shall be deemed waived by Parent, or
(ii) give notice to the Company that it either approves of the proposed sale or approves of the proposed sale subject to the receipt of an opinion of an investment banking firm designated by Parent and approved by the Company, such approval not to be unreasonably withheld, that the consideration received for the Riverboat Complex is fair to the Company from a financial point of view, such opinion to be given without taking into consideration the existence of this Agreement or the proposed
Merger (the "Fairness Opinion"). In the event that Parent approves of the sale subject to the receipt of a Fairness Opinion and such opinion cannot for any reason be obtained, then the Company shall not proceed with the sale and the condition specified in Section 6.2(f) hereof and Parent's right to approve the price shall remain effective. In all events, Parent shall have the right to review and approve the terms of the sale other than the price received, such approval not to be unreasonably withheld. The Company shall, as part of its efforts to sell the Riverboat Complex, consult with Parent regarding its sales efforts and shall use commercially reasonable efforts to obtain the best terms for the sale of the Riverboat Complex . If requested by Parent, the Company shall use its commercially reasonable efforts to assist Parent in obtaining all Gaming
Approvals necessary to permit Parent to acquire the Riverboat
Complex as part of the Merger (it being understood that any conditions that may be imposed by regulatory authorities must be acceptable to Parent).

          (iii) The Company shall use its commercially reasonable efforts to sell or terminate (by means of withdrawal or otherwise) all of the Company's direct or indirect interests under that certain Amended and Restated Joint Venture Agreement of QNOV, dated July 31, 1998, by and among Shreveport Paddlewheels, LLC ("SPL"), Sodak LA and HWCC-Louisiana, Inc. ("Hollywood"); that certain Amended and Restated Assignment of Joint Venture Interest, dated September 22, 1998, by and among Sodak LA and Hollywood, as Assignees and SPL and New Orleans Paddlewheels Inc. ("NOP"), as assignors; that certain Amended and Restated Master Agreement, dated July 31, 1998, by and among NOP, SPL, Hollywood and Sodak LA; that certain Consulting Agreement, dated July 31, 1998, by and between the Queen of New Orleans at the Hilton Joint Venture ("QNOV") and the Company; that certain Loan and Settlement Agreement, dated January 16, 1998, by and among NOP, SPL, Hollywood, Sodak LA and Hilton New Orleans Corporation ("HNOC"); that certain Indemnity Agreement, dated January 16, 1998 by and among NOP, HNOC, Sodak LA, SPL and Hollywood; that certain Loan and Settlement Agreement, dated January 16, 1998, by and among NOP, Hollywood, Sodak LA, SPL and HNOC; that certain Compromise Agreement, dated January 16, 1998, by and among HNOC, NOP, QNOV and the City of New Orleans; that certain Side Agreement, dated January 16, 1998, by and among QNOV, Hollywood and Sodak LA; that certain Indemnity Agreement - Physical Inspections, by and among NOP, SPL, Sodak LA, Hollywood and Red River Entertainment of Shreveport Partnership in Commendam; those certain Loan Agreement, Security Agreement, Guaranty Agreement and Marine Services Agreement contemplated to be entered into by and among SPL, Hollywood and Sodak LA (collectively, the "Louisiana Joint Venture Agreements") (either directly and/or through the sale of all of the Company's interests in Sodak LA) pursuant to documentation in form and substance (other than as to price) reasonably satisfactory to Parent; provided that the minimum price shall be an amount equal to all loans, advances and additional capital contributions to, or investments in, Sodak LA, the Joint Venture or any Joint Venture partner made with the consent of Parent after the date hereof (it being understood that $2.5 million has been contributed by the Company as of the date hereof). The Company shall not provide any consideration in connection with such sale or termination other than a forfeiture of the $2.5 million capital contribution made by the Company as of the date hereof. Upon the consummation of such sale, neither the Company nor any of its subsidiaries shall have any further liabilities or obligations of any nature whatsoever relating to the Louisiana Joint Venture Agreements or the sale or termination thereof. The Company shall, as part of its efforts to sell its interests in the Louisiana Joint Venture Agreements, consult with the Parent regarding its sales efforts and shall use commercially reasonable efforts to obtain the best terms for the sale of its interests in the Louisiana Joint Venture Agreements.
          Parent shall have the right, at any time during the period commencing on the date 90 days after the date of this Agreement and ending on the date 180 days after the date of this Agreement, if the Company has not prior thereto entered into a definitive agreement with a third party purchaser to sell its interests in the Louisiana Joint Venture Agreements in accordance with the preceding paragraph, to require Thomas Celani and Roland
W. Gentner, or an entity wholly owned by them, to purchase all of the Company's interests under the Louisiana Joint Venture Agreements (either directly and/or through the purchase of all the Company's interests in Sodak LA) and as consideration therefor Thomas Celani and Roland W. Gentner shall assume all of the Company's obligations under the Louisiana Joint Venture Agreements and, in addition, pay to Parent the consideration specified in that certain letter to Thomas Celani and Roland W. Gentner dated as of the date hereof; provided that such consideration shall be increased by an amount equal to all loans, advances and additional capital contributions to, or investments in, Sodak LA, the Joint Venture or any Joint Venture partner made with the consent of Parent after the date hereof (it being understood that $2.5 million has been contributed by the Company as of the date hereof). Thomas Celani and Roland W. Gentner agree to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to use best efforts to obtain as promptly as practicable all Gaming Approvals necessary for Thomas Celani and Roland W. Gentner to effect such transaction. The documentation to effect such transaction shall be prepared by Parent, shall not contain any representations or warranties by the Company other than with respect to the Company's ownership of the interests being purchased and shall not provide for any continuing obligations on the part of the Company or any of its subsidiaries in connection with such purchase or with respect to the Louisiana Joint Venture Agreements. Upon the request of Parent, the Company shall promptly undertake any actions required under the Louisiana Joint Venture Agreements in connection with such sale.

          (iv) Nothing in this Agreement, including but not limited to the provisions of Section 5.4(a)(ii) hereof, shall obligate Parent to take any action which may require or result in the voluntary surrender, forfeiture or other termination by Parent of, or otherwise have any material adverse impact on, any permits, registrations, licenses, findings of suitability, qualifications, consents, waivers, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are then held by Parent or any of its subsidiaries.

     (b) Denial of License; Individuals. If any person shall become an Ineligible Person prior to the Closing, then (i) each Ineligible Person shall, and the Company shall cause each Ineligible Person to, immediately and permanently, resign from any position, including as director or officer, in the Company, Parent or Sub and each Ineligible Person shall have no further management role in Parent, Sub or the Company, (ii) if required to do so by any Governmental Entity as a condition to receipt of any Gaming Approval, each Ineligible Person shall, and the Company shall cause each Ineligible Person to, dispose of all of its securities or other ownership interests in the Company, and
(iii) each Ineligible Person shall, and the Company shall cause each Ineligible Person to, cooperate with the Company, Parent and Sub in their efforts to obtain and retain in full force and effect the Gaming Approval. "Ineligible Person" shall mean any person who owns any capital stock or other interest in the Company (i) who is denied a Gaming Approval, disqualified from eligibility for a Gaming Approval or found unsuitable by any Governmental Entity before the Closing Date, (ii) whose continued involvement in the business of the Company as an employee, director, officer or otherwise, may, in Parent's reasonable opinion after consultation with counsel, have a Material Adverse Effect on the likelihood that any Governmental Entity will issue a Gaming Approval to the Company, the Surviving Corporation, Sub or Parent or (iii) is expressly precluded from having any continuing interest in the Company, the Surviving Corporation, Sub or Parent in any Gaming Approval granted by a Governmental
Entity as a condition to the issuance or continued validity of any Gaming Approval by any Governmental Entity.

     SECTION 5.5    Stock Options; Employee Benefits.

     (a)  Stock Option Plans.

          (i) Any Stock Option outstanding immediately prior to the Effective Time which is then exercisable or becomes exercisable as a result of an acceleration triggered by the Merger pursuant to any existing option agreements and all Stock Options outstanding immediately prior to the Effective Time that were granted to members of the Board of Directors of the Company pursuant to the 1993 Directors' Stock Option Plan (all such Stock Options being the "Vested Options"), shall be cancelled and, subject to the Company's receipt of the acknowledgement described in Section 6.2(i) from the holder of such Vested Options, shall entitle the holder thereof, upon surrender thereof, to receive, for each share of Company Common Stock subject to such Vested Option, an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration minus the per share exercise or purchase price of such Vested Option as of the date hereof.

          (ii) Any restricted shares of Company Common Stock granted to any employee of the Company outstanding immediately prior to the Effective Time ("Restricted Shares"), whether or not then vested and transferable by such employee, shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive, without interest, the Merger
Consideration.

          (iii) Amounts contributed to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") for the purchase of

Company Common Stock that, prior to the Effective Time, have not yet been applied to the purchase of Company Common Stock shall be applied to the purchase of Company Common Stock immediately prior to the Effective Time at a purchase price per share equal to the purchase price that would have been paid pursuant to the terms of the Stock Purchase Plan had the date on which the Effective Time occurs been the last day of an investment cycle under the Stock Purchase Plan. Each share of Company Common Stock purchased pursuant to this Section 5.5(a)(iii) shall be converted into the Merger Consideration in accordance with Section 2.1(c)(i) of this Agreement. The Company will amend the Stock Purchase Plan to provide that no contributions can be made to the Stock Purchase Plan after a date that is no later than the last day of the Company's regular payroll period ending immediately prior to the Effective Time, and no such contributions shall actually be made.

     (b) Employee Benefits. From and after the Effective Time, Parent shall, or cause the Surviving Corporation to, provide all of the employees of the Surviving Corporation and its subsidiaries with all employee benefit plans, programs, policies or arrangements (the "Parent Benefit Plans") as are provided by Parent and its subsidiaries to their own employees who are similarly situated. From and after the Effective Time, if any director, officer or other employee of the Company or its subsidiaries becomes eligible to participate in any compensation or benefit plan, agreement or arrangement maintained by Parent, the Surviving Corporation or any of their respective subsidiaries, Parent shall cause (i) all service of such director, officer or employee completed prior to the Effective Time with Company or any of its subsidiaries to be recognized under such plan, agreement or arrangement for all purposes except, in the case of a defined benefit retirement plan, for benefit accrual purposes, (ii) to be waived any waiting or eligibility periods or exclusions for pre-existing conditions (except that the waiver of the exclusions for pre-existing conditions shall not require coverage of any condition which would not have been covered under Parent's medical benefit plans had the condition not been pre-existing) of, any such director, officer or employee and his or her dependents and (iii) to be recognized all co-payments, deductibles or similar amounts or costs incurred by any such director, officer or employee under a comparable plan, agreement or arrangement of the Company or any of its subsidiaries during the plan year in which such director, officer or employee commences participation in an applicable benefit plan, agreement or arrangement of Parent, the Surviving Corporation or any of their respective subsidiaries. The foregoing shall not constitute any commitment, contract, understanding or undertaking, guarantee (express or implied) on the part of the Surviving Corporation to continue the employment of any employee of the Company for any term of duration or on any terms other than those as the Surviving Corporation may establish.

     (c) Continuation of Agreements. The Surviving Corporation and its subsidiaries shall honor, pay and perform all of their respective covenants and obligations under, and in accordance with the existing terms of, all employment, severance, termination and similar agreements identified in Section 3.1(g) of the Company Disclosure Schedule between the Company or any such subsidiary and any officer, director or employee thereof, from and after the Effective Time to and including the earlier of
(i) the termination of such agreement and (ii) one year after the Effective Time.

     SECTION 5.6 Takeover Statutes; Inconsistent Actions. If any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation enacted under any state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take all such actions as are within its authority so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby and thereby. The Company has not and, during the term of this Agreement shall not, adopt, effect or implement any "shareholders' rights plan," "poison pill" or similar arrangement.

     SECTION 5.7    Indemnification, Exculpation and Insurance.

     (a) The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's articles of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) For six years from the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore made available to Parent) on terms no less favorable to such indemnified parties than the terms of such current insurance coverage; provided, however, that (i) in lieu of the purchase of such insurance by the Surviving Corporation or Parent, the Company, with Parent's written consent, may purchase a five-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and officers' liability insurance coverage and (ii) if the cost of such insurance in any year during such six-year period shall exceed
150% of the premium cost for such policy for the year ended June
30, 1999 (such premium being the "Current Premium"), then Parent shall cause the Surviving Corporation to, and the Surviving
Corporation shall, provide coverage affording the same protection as maintained by Parent as of such date for its officers and directors. The Company represents to Parent that the Current
Premium is $270,500.

     (c)  In addition to the other rights provided for in this Section
5.7 and not in limitation thereof, for six years from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company (collectively, the "Indemnitees") against all losses, Expenses
(as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director or officer of the Company and arising out of acts or omissions occurring on or after July 1, 1998 and on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) to the fullest extent that the Company would have been permitted under the SDBCA and its articles of incorporation and by-laws in effect on the date hereof to indemnify such person (an "Indemnifiable Claim") and
(ii) advance to such Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that the person to whom Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable
Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied. For the purposes of this Section 5.7, "Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

     (d) Any Indemnitee wishing to claim indemnification under paragraph (c) of this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnitee if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if the Surviving Corporation does not elect to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between the Surviving Corporation and any Indemnitees or between any two or more Indemnitees, such Indemnitees may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnitees promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (d) to pay for only one firm of counsel for all Indemnitees in any jurisdiction (unless there is a conflict of interest as provided above), (ii) the Indemnitees will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld.

     (e) The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.7 shall be binding on the successors and assigns of Parent and the Surviving Corporation.
If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

     SECTION 5.8 Letters of Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent a "comfort" letter of KPMG Peat Marwick LLP , the
Company's independent public accountants, dated and delivered on the date on which the Proxy Statement is mailed to stockholders of the Company and dated the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 5.9 Fees and Expenses. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that those expenses incurred in connection with printing and mailing the Proxy
Statement, including the filing fee paid to the SEC, and all filing fees related to compliance with the HSR Act in connection with the transactions contemplated hereby shall be shared equally by Parent and the Company.

     SECTION 5.10 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, including without limitation those press releases that may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                           ARTICLE VI
                      CONDITIONS PRECEDENT

     SECTION 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

     (b) No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (c) HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing
Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct at and as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial
Officer of the Company to such effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect. The Significant Stockholders shall have performed all of their obligations under the Voting Agreements at or prior to the Closing Date.

     (c) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of South Dakota and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; and (iii) a true and complete copy of the articles of incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the by-laws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

     (d) No Material Adverse Change. From and including the date hereof, there shall not have occurred a Material Adverse Change with respect to the Company.

     (e) Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings (including, without limitation, all Gaming Approvals) (collectively, "Consents and Filings") required to be made or obtained by the Company or Parent from all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, leases or other contracts, agreements or instruments to which the Company, Parent or any of their respective subsidiaries is a party or by which the Company, Parent or any of their respective subsidiaries or their respective assets are bound or affected, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, have been obtained or made, as applicable, by the Company or Parent, as the case may be, without the imposition of any limitations, prohibitions or requirements and are in full force and effect, other than those Consents and Filings (excluding Gaming Approvals) which, if not obtained or made, or those limiting prohibitions or requirements which would not, either have (i) a material adverse effect on the transactions contemplated hereby, (ii) a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time, or
(iii) a Material Adverse Effect on the continuation of the operations and business of the Company and its subsidiaries by the Surviving Corporation after the consummation of the transactions contemplated hereby.

     (f) Riverboat Operations. If so required by any Governmental Entity as a condition to the receipt by the Company, Parent or Sub of any of the Consents and Filings or in order for Parent to comply with applicable Gaming Laws, the Company shall have disposed of the Riverboat in accordance with Section 5.4(a)(ii).

     (g) Louisiana Joint Venture Agreements. The Company shall have sold or terminated (by withdrawal or otherwise) all of the Company's direct or indirect interests in the Louisiana Joint
Venture Agreements in accordance with Section 5.4(a)(iii).

     (h) Employment. Each of Roland Gentner and the minimum number of persons specified in the letter (such number to include those persons specifically designated as included in such minimum number in such letter) delivered by Parent to the Company pursuant to Section 3.1(w) shall have continued in the employment of the Company through, and be employed by the Company on, the Effective Time.

     (i) Other Agreements. Parent shall have received acknowledgements from the holders of all outstanding Stock Options that such Stock Options shall be cancelled as of the Effective Time and that such holder is only entitled to receive the per share Merger Consideration minus the per share exercise price of such Stock Options.

     (j) Financing. The funds necessary to pay the aggregate Merger Consideration shall have been obtained by Parent on terms reasonably acceptable to Parent.

     (k) Dissenting Shares. The Dissenting Shares shall comprise less than 10% of the outstanding Company Common Stock.

     SECTION 6.3    Additional Conditions to Obligations of the
Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing
Date as though made on and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct at and as of such date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

     (c) Certificates and Other Deliveries. Parent shall have delivered to the Company (i) a certificate of existence from the Secretary of State of the State of Nevada stating that Parent is a validly existing corporation together with a certificate of good standing from the Secretary of State of the State of South Dakota stating that Sub is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors of each of Parent and Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the stockholders of Sub approving the Merger, each certified by the Secretary or the Assistant Secretary of the relevant party; and (iii) a true and complete copy of the articles of incorporation, as amended, of Parent and Sub certified by the Secretary of State of the state of each of their incorporation, and a true and complete copy of the by-laws, as amended, of Parent and Sub certified by the Secretary or Assistant Secretary of Sub or Parent, as applicable.

                           ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

     (a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors;

     (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 1999;

     (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 1999;

     (d) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (e) by either Parent or the Company, if the Merger shall not have occurred by December 31, 1999, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement and provided that if the Merger has not been consummated because of a failure to obtain approval from a Governmental Entity and such approval is still pending, then Parent or the Company may extend such date to March 31, 2000 by providing written notice thereof to the other party on or before December 31, 1999;

     (f) by either Parent or the Company (provided that the terminating party is not in material breach of any of its obligations hereunder), if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's stockholders or at any adjournment or postponement thereof;

     (g)  by Parent, if the Board of Directors of the Company

     (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover
Proposal, (ii) recommends a Takeover Proposal to Company stockholders or (iii) fails to call or hold the Company
Stockholders' Meeting by reason of the receipt by the Company of a Takeover Proposal; or

     (h) by the Company if, prior to approval of the Merger by its stockholders and as a result of a Superior Proposal, the Board of Directors of the Company determines in good faith after consultation with outside counsel, that the termination of this Agreement and acceptance of such Superior Proposal is necessary in order to comply with its fiduciary duties; provided, however, that before the Company may terminate this Agreement pursuant to this subsection 7.1(h), the Company shall give notice to Parent of the proposed termination under subsection 7.1(h) and Parent, within five (5) business days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within the five (5) business day period described above, the Company may terminate this Agreement pursuant to this subsection 7.1(h).

     SECTION 7.2 Effect of Termination In the event of termination of this Agreement by either the Company or Parent as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except as set forth in the last sentence of Section
5.2, Section 5.9, Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.5    Termination Fee.

     (a) In the event (i) Company terminates this Agreement pursuant to Section 7.1(h), (ii) Parent terminates this Agreement pursuant to Section 7.1(g) or Parent terminates this Agreement as a result of the Company's willful and material breach of Section 4.2, or
(iii) any Significant Stockholder fails to vote in favor of the Merger and Stockholder Approval is not received, then the Company shall pay Parent an amount equal to Eight Million Dollars ($8,000,000) (the "Termination Fee") by wire transfer of immediately available funds upon the occurrence of such event.

     (b)  In the event (i) Stockholder Approval is not received,
(ii) prior to the Company Stockholders' Meeting there shall have been a Takeover Proposal made (whether or not such Takeover Proposal shall have been rejected or shall have been withdrawn prior to the time of the Company Stockholders' Meeting) and
(iii) within twelve (12) months from the termination of this Agreement, the Company shall have entered into an agreement for, and within twenty-four (24) months from such termination shall have consummated, a transaction substantially in the form proposed in such Takeover Proposal then the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

     (c) Parent shall pay to the Company by wire transfer Two Million Dollars ($2,000,000) (the "Parent Termination Fee") if this
Agreement is terminated by Parent or the Company pursuant to
Section 7.1(e) and at the time of such termination (i) the conditions specified in Section 6.2(j) to the obligations of Parent shall not have been satisfied or waived and (ii) each of the other conditions set forth in Article VI to the obligations of the Company, Parent and Sub shall have been satisfied or waived; provided that the conditions set forth in Sections 6.2(a) through 6.2(c) and 6.3(a) through 6.3(c) will be deemed to be satisfied if the certificates or documents required to be delivered pursuant to such sections are capable of being delivered on the termination date.

     (d)  The parties agree that the agreements contained in Section
7.5 are an integral part of the transactions contemplated by this Agreement. If the Company fails to promptly pay to Parent any fee due under this Section 7.5, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America from the date such fee was first due. If
Parent fails to promptly pay to the Company any fee due under this Section 7.5, Parent shall pay the costs and expenses
(including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America from the date such fee was first due.

     (e) The payment by the Company of the Termination Fee pursuant to this Section 7.5 shall be Parent's and Sub's exclusive remedy against the Company other than for a willful breach by the Company of Section 4.2. The payment by the Parent of the Parent Termination Fee pursuant to this Section 7.5 shall be the Company's exclusive remedy against the Parent if this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) as a result of Parent's failure to satisfy the condition set forth in Section 6.2(j).

     SECTION 7.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver of this Agreement pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire
Board of Directors.

                          ARTICLE VIII
                       GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger (including without limitation the provisions of Section 5.4 hereof).

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Parent or Sub, to

          International Game Technology
          9295 Prototype Drive
          Reno, Nevada 89511
          Facsimile:  (775) 448-0120
          Attention:  Brian McKay

          with copies to:

          O'Melveny & Myers LLP
          610 Newport Center Drive, 17th Floor
          Newport Beach, California 92660
          Facsimile:  (949) 823-6994
          Attention:  J. Jay Herron

          O'Melveny & Myers LLP
          275 Battery Street, 26th Floor
          San Francisco, California 94111
          Facsimile:  (415) 984-8958
          Attention:  Stephanie I. Splane

     (b)  if to the Company, to:

          Sodak Gaming, Inc.
          5301 South Highway 16
          Rapid City, South Dakota 57701
          Facsimile:  (605) 355-5068
          Attention:  Michael Diedrich

          with a copy to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York  10006
          Attention:  William A. Groll
          Facsimile:  (212) 225-3999

     SECTION 8.3    Definitions.  For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "Knowledge" means a fact, event, circumstance or occurrence actually known by any of the officers or directors of the Company or Parent, as the case may be.

     (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, the Surviving Corporation or Parent, any change or effect (or any development that insofar as can reasonably be foreseen, is likely to result in any change or effect) that is or is likely to be, individually or in the aggregate, materially adverse to the business, assets, properties, financial condition or results of operations of such party and its subsidiaries taken as a whole, excluding any such adverse change that is due to events, occurrences, facts, conditions, changes, developments or effects which affect the economy generally.

     (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (e) a "subsidiary" with respect to any person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests.

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.5 and 15.7 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

      [The remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

INTERNATIONAL GAME TECHNOLOGY,
a Nevada corporation


By:  /s/ G. Thomas Baker

Name: G. Thomas Baker

Its: President and Chief Operating Officer


SUB:

SAC, INC., a South Dakota
corporation


By:  /s/ Maureen T. Imus

Name: Maureen T. Imus

Its: Treasurer


THE COMPANY:

SODAK GAMING, INC., a South
Dakota corporation


By:  /s/ Roland W. Gentner

Name: Roland W. Gentner

Its: President and Chief Executive Officer

                            EXHIBIT A

         FORM OF IRREVOCABLE PROXY AND VOTING AGREEMENT

             IRREVOCABLE PROXY AND VOTING AGREEMENT

                                                   March 10, 1999



International Game Technology
9295 Prototype Drive
Reno, Nevada 89511
Attn:  Brian McKay

     Re:  Agreement of Significant Stockholders Concerning
          Transfer and Voting of Shares of Sodak Gaming, Inc.

     I understand that you and Sodak Gaming, Inc. (the "Company"), of which the undersigned is a significant stockholder, are prepared to enter into an agreement for the merger of the Company with and into a wholly-owned subsidiary ("Sub") of Parent, but that you have conditioned your willingness to proceed with such agreement (the "Agreement") upon your receipt from me of assurances satisfactory to you of my support of and commitment to the Merger. I am familiar with the Agreement and the terms and conditions of the Merger, as approved by the board of directors of the Company. Terms used but not otherwise defined herein shall have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, I hereby represent and warrant to you and agree with you as follows:

     1. Voting. I will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by me or under my control, by proxy or otherwise, in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions. I hereby revoke any other proxy granted by me and irrevocably appoint you, during the term of this letter agreement, as proxy for and on behalf of me to vote (including, without limitation, the taking of action by written consent) such shares, for me and in my name, place and stead for the matters and in the manner contemplated by this
Section 1.  This proxy is irrevocable.

     2. Ownership. As of the date hereof, my only ownership of, or interest in, equity securities of the Company, including proxies granted to me, consists solely of the interests described in Schedule 1 attached hereto (collectively, the "Shares").

     3. Restriction on Transfer. I will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein prior to the Merger, without your express written consent. Any transferee of the Shares must, as a condition to receipt of such Shares, agree to bound by the terms hereof.

     4. Share Legend. At your request, the following legend shall be placed on the certificates for the Shares:

          THE SHARES REPRESENTED BY THIS CERTIFICATE
          ARE SUBJECT TO THE TERMS AND CONDITIONS OF A
          VOTING AGREEMENT DATED MARCH 10, 1999 BETWEEN
          THE REGISTERED HOLDER HEREOF AND
          INTERNATIONAL GAME TECHNOLOGY, A COPY OF
          WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL
          OFFICES OF INTERNATIONAL GAME TECHNOLOGY.

     5. No Solicitation. From the date hereof until the termination hereof, I will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any subsidiary of the Company to, or otherwise assist, facilitate or encourage, any person (other than Parent and Sub) that may be considering making, or has made, a Takeover Proposal. I will notify Sub within 24 hours after receipt by me of any Takeover Proposal or any indication that any such third party is considering making a Takeover Proposal or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any such subsidiary by any such third party that may be considering making, or has made, a Takeover Proposal. The foregoing provisions of this Section 5 shall not be construed to limit actions taken, or to require actions to be taken, by me that are required or restricted by my fiduciary duties or my employment duties, or permitted by the Agreement, and that, in each case, are undertaken solely in my capacity as a director or officer of the Company.

     6. Acknowledgement; Waiver of Claims. The undersigned acknowledges that you requested the undersigned and three other stockholders of the Company to provide the agreements contained in this letter agreement and to agree, if required by you, and subject to the receipt of all necessary Gaming Approvals, to purchase the Company's interest in, and to assume the Company's obligations under, the Louisiana Joint Venture Agreements in accordance with Section 5.4(a)(iii) of the Agreement. [The undersigned hereby agrees, if required by you, to purchase the Company's interest in, and to assume the Company's obligations under, the Louisiana Joint Venture Agreements (either directly or through the purchase of the Company's interests in Sodak Louisiana, L.L.C.) in accordance with Section 5.4(a)(iii) of the Agreement.] [The undersigned hereby declines to grant to you the right to require the undersigned to purchase the Company's interest in, and to assume the Company's obligations under, the Louisiana Joint Venture Agreements in accordance with Section 5.4(a)(iii) of the Agreement.] The undersigned shall have no claims, and expressly waives any claim, direct or indirect, derivative or other, against you, the Company or any such other stockholders arising out of, related to or based upon the request for such assurances or agreement, the grant or declination by any stockholder of such requests, any exercise of your rights under such Section 5.4(a)(iii) and the transfer resulting therefrom or the consummation of the transactions contemplated by the Agreement.

     7.   Effective Date; Succession; Remedies; Termination.
Upon your acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and me, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. I agree that in light of the inadequacy of damages as a remedy, specific performance shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement (including the proxy granted herein) shall terminate on the earlier of (i) termination of the Agreement and
(ii) December 31, 1999, or such later date, if any, to which Parent and the Company agree to extend the date specified in
Section 7.1(e) of the Agreement. The provisions of Section 6 shall survive any such termination and shall be for the benefit of you, the Company and the other stockholders referred to in
Section 6.

     8. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.


                                 [SIGNIFICANT STOCKHOLDER]:





                                 Name:
                                 ______________________________


AGREED:


INTERNATIONAL GAME TECHNOLOGY,
a Nevada corporation


By:
_______________________________


Name:
_____________________________


Its:
_______________________________

                           SCHEDULE 1

  Class       Number of     Record Owner    Beneficial   Proxy Holder
               Shares                         Owner

                            SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

                            EXHIBITS

Exhibit A           Irrevocable Proxy and Voting Agreement